Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our reports dated March 10, 2006 (September 12, 2006 as to the effect of the discontinued operations described in Note 9 and the subsequent events described in Note 11) relating to the consolidated financial statements of Newkirk Realty Trust, Inc. and The Newkirk Master Limited Partnership appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

September 13, 2006